U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Lampton                              Nancy
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   (Last)                            (First)              (Middle)

American Life and Accident Insurance Company of Kentucky 3 Riverfront Plaza
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                                    (Street)

Louisville                             KY                   40202
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol
Constellation Energy Group, Inc.
(CEG)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year
December 31, 2001


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5.   If Amendment, Date of Original (Month/Year)
2/13/02


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                     3544            D
Common Stock                          8/1/01          P4             1,000        A     $29.26   5000            I  By Hardscuffle,
                                                                                                                       Inc.(3)
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Deferred Stock
 Units(1)                    (1)       A      350.487        (2)      (2)   Common Stock  350.487 (1)     1962.927   D
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Explanation of Responses:
(1) Units were accrued at various dates between January 2001 and October 2001 under Constellation Energy Group's Deferred Compensation Plan for Non-Employee Directors at prices ranging from $24.4360 to $44.1750.
(2) The Units are settled in cash upon the reporting person's termination of service as a director, or earlier upon reaching age 70, if elected by the reporting person.
(3) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

/s/ Nancy Lampton                                               2/7/02
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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